Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

GENERAL RELEASE AGREEMENT

This General Release Agreement (the “Agreement”) is made by and between Mark Brugger (“you”) and DiamondRock Hospitality Company (“DiamondRock” or the “Company”), headquartered at 2 Bethesda Metro Center, Suite 1400, Bethesda, Maryland 20814. This Agreement constitutes the “general release” referenced in Section 3(a) of your Severance Agreement dated March 9, 2007 (as amended by that certain First Amendment to the Severance Agreement dated September 1, 2008 and as amended by that certain Amendment to Severance Agreement dated December 17, 2010) (together, the “Severance Agreement”). This Agreement replaces all previous proposals to you of General Release Agreements.

In consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

AGREEMENT

1.Last Day of Employment. Your employment with DiamondRock ended on April 15, 2024 (the “Date of Termination” as defined in Section 2(d) of the Severance Agreement). Effective as of the Date of Termination, you hereby resign from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and its affiliates or any benefit plans of the Company and its affiliates and shall take all actions reasonably requested by the Company to effectuate the foregoing; provided that, notwithstanding the foregoing, nothing herein shall be construed as effectuating or requiring your resignation from the Company’s Board of Directors (the “Board”). The Company agrees that the termination of your employment shall be characterized as a termination without “Cause” as defined in Section 2(b) of the Severance Agreement and in your official Company personnel records.

2.Accrued Salary, Deferred Compensation and Deferred Stock Units.

a.You acknowledge that the Company has paid you all of your “Accrued Salary” (as defined in the Severance Agreement) through the Date of Termination. You further acknowledge that you have submitted and have been reimbursed for all business expenses that you have incurred on the Company’s behalf through the Date of Termination for which you seek or have sought reimbursement.

b.The Company acknowledges that you deferred cash compensation held by the Company     pursuant to the Company’s Deferred Compensation Plan, effective September 1, 2014, as amended (the “Plan”). Information concerning your deferrals is currently available through The Newport Group. Your rights to receive payments with respect to all “Deferrals,” as defined in the Plan, are subject to the Plan, including without limitation your rights to modify certain “Payment Schedules” pursuant Article VII of the Plan. Your rights under the Plan are not affected by whether you enter into this Agreement.

c.Nothing in this Agreement shall impact the terms and your rights to receive all “Deferred Stock Units” to which you are entitled. For the avoidance of doubt, the Company acknowledges that you have 860,827 Deferred Stock Units, which will be delivered in accordance with your past elections, which are summarized in Exhibit 1. The Company shall deliver Deferred Stock Units in accordance with your past elections regardless of whether you enter into this Agreement.

3.Consideration. In exchange for your promises contained herein, if you timely sign and return this Agreement and do not thereafter revoke it as set forth herein, pursuant to Section 3(b) of the Severance Agreement, DiamondRock shall provide you with the following:

a.Within thirty (30) days of the Effective Date, the Company shall pay you $418,497, which is a pro-rata bonus for fiscal year 2024 determined through the Date of Termination and calculated based on your target bonus for the 2024 fiscal year (the “Pro-Rata Bonus”).

b.Within thirty (30) days of the Effective Date, the Company shall pay you $6,885,000, which is the “Cash Severance” as defined in Section 3(b)(ii) of the Severance Agreement. Pursuant to the Severance Agreement, the Cash Severance is an amount equal to (A) three times (B) the sum of (I) your base salary in effect immediately prior to the Date of Termination, and (II) your 2024 target annual bonus.

c.    If you elect COBRA continuation coverage, pursuant to Section 3(b)(iii) of the Severance     Agreement, the Company shall pay the same portion of premiums that it pays for you and your spouse and dependents as of the Date of Termination until the earlier of eighteen (18) months from the Date of Termination or the end of your eligibility under COBRA for continuation coverage for medical care (the period ending on the earlier of which is the “Severance Period”); provided that if any such insurance coverage shall become unavailable and/or the Company’s insurer refuses to continue coverage for you and your spouse and dependents during the Severance Period, the Company shall be required only to pay to you an amount which, after reduction for income and employment taxes, is equal to the preexisting employer premiums for such insurance for the remainder of the Severance Period.

d.    As of the Date of Termination, you shall become 100% vested in all of the “Base Shares” granted pursuant to the Restricted Stock Award Agreement between you and the Company with a Grant Date of February 27, 2022 (the “February 2022 Restricted Stock Award”). Vesting of unvested “Stock Units” granted pursuant to the Performance Stock Unit Agreements between you and the Company with Grant Dates of Awards of February 22, 2022 and February 23, 2023 (together, the “PSU Agreements”) shall be governed by Section 4(d) of each such PSU Agreement. As of the Date of Termination, you shall become 100% vested in all of the “LTIP Units” granted pursuant to the LTIP Unit Award Agreement with a Grant Date of February 23, 2023. Pursuant to Section 4(b) of the Restricted Stock Award Agreement (Retention) with a Grant Date of March 2, 2021 (the “2021 Retention Award”) and notwithstanding Section 4(d) of the 2021 Retention Award, as of the Date of Termination, you shall become 100% vested in all of the “Base Shares” granted pursuant to the 2021 Retention Award. Except as otherwise provided in this Section 3(d), all of your Company restricted stock awards and LTIP unit awards shall continue to be subject to the terms of the applicable stock grant agreements, awards, and equity plans (collectively, the “Equity Agreements and Plans”); except that the forfeiture of unvested equity that is subject to vesting pursuant to this Agreement that would otherwise occur in the absence of this Agreement shall be suspended for sixty (60) days from the Date of Termination and shall occur only if this Agreement does not become effective. For the avoidance of doubt, all previously unvested shares that shall be vested pursuant to the foregoing shall be valued as of the Effective Date and the Company shall, consistent with its regular practices, promptly thereafter direct its transfer agent to transfer such shares to you. You and the Company agree that Exhibit 2 accurately summarizes your equity holdings in the Company immediately preceding the termination of your employment with the Company; provided that such summary is subject to the Equity Agreements and Plans and this Agreement and that, without limiting the foregoing, the references to “Unvested Shares,” “Unvested Units” and “Future Vesting Schedule” in Exhibit 2 shall not be construed to modify the Equity Agreements and Plans or this Agreement. Furthermore, notwithstanding the discrepancy in Grant Dates, it is acknowledged that the “2022 Restricted Stock Award” referenced in Exhibit 2 refers to the February 2022 Restricted Stock Award.

e.    In lieu of the restricted stock award and performance unit award referenced as “long term compensation grants” in the February 29, 2024 memorandum to you entitled “2024 Compensation” (together, the “2024 Contingent Awards”), the Company shall pay you a lump sum of $3,500,000 (the “Contingent Awards Payment”) within thirty (30) business days of the Effective Date, as defined below. For the avoidance of doubt, the 2024 Contingent Awards shall not be considered to be among the Equity Agreements and Plans pursuant to this Agreement.

f.    The Cash Severance and the Pro-Rata Bonus shall be paid to you no later than thirty (30) days following the Effective Date; provided that you execute and do not revoke this Agreement in accordance with the terms of this Agreement, and continue to comply with this Agreement and your ongoing obligations under the Severance Agreement during that time period. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement that it reasonably determines to be required, including without limitation the Cash Severance and the Contingent Awards Payment. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

4.General Release of Claims. For yourself and your heirs, legal representatives, and assigns, you hereby release and forever discharge DiamondRock, Compass Business Solutions, Inc. (“Compass”), Employment Practices Group, and its and their parent corporations and all of its and their affiliates, subsidiaries, divisions, successors, predecessors, successors-in-interest and assigns, and all of its and their past and present officers, directors, agents, shareholders, employees, insurers, successors, assigns, representatives, and attorneys, and Julie Moore (of Employment Practices Group) (hereinafter, the “Released Parties”) from any and all claims charges, debts, demands, damages, liabilities or actions of any kind, whether known or unknown, anticipated or unanticipated, past or present, contingent or fixed, that you have or may have against any of the Released Parties that are based upon any acts or events that occurred on or before the date on which this Agreement is executed by you (together, “Claims”), including, but not limited to, Claims arising under federal, state, or local statutory or common law, such as Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., 42 U.S.C. §1981, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, the Family and Medical Leave Act, Article 49B of the Maryland Code, the Maryland Equal Pay Act, Title 20 of the State

Government Article of the Maryland Annotated Code, and the law of contract and tort. The Claims released by you include without limitation all wage Claims which have been or could have been asserted, or which are based upon or arise from the acts, practices, transactions, events, and/or facts underlying any wage Claim that was or could have been asserted. You further waive all Claims with respect to the 2024 Contingent Awards. You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Released Parties with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party and that you have not filed or otherwise initiated any lawsuit with any court relating to any Claims being released by you under this Agreement. Notwithstanding the foregoing, nothing in this general release limits your rights under this Agreement, your rights under any “employee benefit plan” as defined at 29 U.S.C. §1002(3) or your right to continue group health plan coverage under the law known as COBRA.

5.No Consideration Absent Execution of this Agreement. You understand and agree that you would not be entitled to the terms specified in Sections 3(a)-(f) of this Agreement, except for your execution of this Agreement and the fulfillment of the promises contained herein.

6.Continuing Obligations.

a.You acknowledge that your obligations under the Severance Agreement shall continue in effect, including without limitation, your obligations under Sections 4 (Non-Disparagement), 5 (Non-Competition) subject to the express written consent below, 6 (Non-Solicitation of Employees), and 8(e) (Litigation and Regulatory Cooperation), the terms of which are hereby incorporated by reference as material terms of this Agreement. You further acknowledge and agree that Compass, its executives and other employees (including without limitation Alisa Spector Angelo and Lindsey Brent), Employment Practices Group, its employees and Julie Moore are “agents” of DiamondRock for purposes of Section 4 of the Severance Agreement. You further acknowledge and agree that any statement by any member of your immediate family that would be prohibited by Section 4 of the Severance Agreement and this Section 6 if made by you shall be considered to be a statement made by you.

b.[***].

c.Further, pursuant to Section 2(g) of the Severance Agreement, the Company hereby elects to extend the “Restricted Period” (as defined in Section 2(g) of the Severance Agreement) until April 15, 2025; provided that pursuant to Section 5 of the Severance Agreement, the Company hereby consents to your ownership of an interest in, other participation in or employment or other service for any brand company (including, but not limited to, Hilton Worldwide Holdings Inc.) or any hotel management company (including, but not limited to, Buccini Polin Group). The Company further consents to your becoming a limited partner (but not a general partner) in vehicles for investing in hotels or hotel-related entities or for investing in any non-lodging oriented divisions of larger companies (including, but not limited to, the industrial real estate investment fund of Blackstone Inc.). The Company further consents to your employment with any business that includes one or more divisions or subsidiaries that consist of, operate, advise or invest in one or more lodging-oriented real estate investment companies if your employment activities for such business are exclusively limited to providing services to a division or divisions or a subsidiary or subsidiaries that do not consist of, operate, advise or invest in one or more lodging-oriented real estate investment companies. In addition, if you seek the Company’s written consent to engage in any other activities that are otherwise prohibited by Section 5(a) of the Severance Agreement and are not consented to above, the Company agrees that the Chair of the Board shall be considered to have the authority to provide the Company’s express written consent.

7.Restrictions on Company-Related Activities. You agree that for the period of five (5) years from the Effective Date, you shall not acquire any additional securities of the Company, or any instrument that gives you or any of your affiliates the economic equivalent of ownership of an amount of voting securities of the Company or any affiliated entity, either directly or indirectly, nor shall you participate with any other person(s) in any arrangement involving the acquisition or anticipated acquisition of securities in the Company or any affiliated entity; provided that this shall not be construed to apply to your passive investment in any mutual fund offered by an investment management firm that owns securities in the Company. You also agree that during the same five (5) year period, you shall not, either directly or indirectly, whether alone or in concert with others, (i) propose any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transactions involving the Company; (ii) propose or seek any “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents to vote any securities of the Company, (iii) nominate any person to serve as a director of the Company, or (iv) propose any matter to be voted upon by the stockholders of the Company. Furthermore, during the same five (5) year period, you shall not be employed by the Company or serve on the Board.

8.Compensation Recovery Policy Acknowledgment. You acknowledge that you are a “Covered Person” for purposes of the Company’s Compensation Recovery Policy, adopted as of August 1, 2023 (the “Compensation Recovery Policy”). You agree that in the event of “Material Financial Restatement,” as defined in the Compensation Recovery Policy, and a demand by the Company for return of any “Erroneously Awarded Compensation,” as defined in the Compensation Recovery Policy, you shall promptly return any such Erroneously Awarded Compensation.

9.Affirmations. You affirm that you have been paid and/or have received all salary, bonuses, reimbursements, and/or benefits that have become due to you up to and including the date of the proposal of this Agreement.

10.Confidentiality. You acknowledge that during your employment with DiamondRock, you had access to trade secrets and other confidential and/or proprietary information (“Confidential Information”). You agree that you will use your best efforts and utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that you shall not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information. You acknowledge that as used in this Agreement, “Confidential Information” includes, but is not limited to, all methods, processes, techniques, practices, trade secrets, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing business for the Company, to the extent that such information has been treated as confidential by the Company. “Confidential Information” also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of DiamondRock, to the extent that such information has been treated as confidential by the Company. Such information is, and shall remain, the exclusive property of the Company. Notwithstanding the foregoing, Confidential Information shall not include any of the categories of information listed above which (i) is or becomes generally available to the public other than as a result of a disclosure by you or (ii) becomes known to you on a non-confidential basis from a source other than DiamondRock. For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.DiamondRock Property. You acknowledge and agree that you have undertaken reasonable efforts to return to DiamondRock any and all property of DiamondRock in your possession and/or subject to your control. Such property includes, but is not limited to, DiamondRock keys, security cards, identification badges, credit cards, printers, fax machines, external media devices, and all documents, files or other written instruments (including copies) reflecting or containing Confidential Information, whether such material is in paper form or electronic or recorded format. If you discover that you have not returned certain of such property, you shall promptly return it; provided that you will not be responsible for returning documents in your possession that do not reflect or contain Confidential Information.

12.Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement or the Severance Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement or the Severance Agreement (including any direction given pursuant to this Agreement) limits your ability or that of any other person to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability or that of any other person to provide documents or other information to a Government Agency, without notice to the Company, nor does anything contained in this Agreement or the Severance Agreement apply to truthful testimony in litigation; provided that you may not share any communication or other information that is subject to the Company’s attorney-client privilege. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the SEC.

13.    Nonadmission of Wrongdoing. The parties stipulate that this Agreement does not constitute an admission of liability, does not constitute any factual or legal precedent whatsoever; and may not be used as evidence in any subsequent proceeding of any kind, except in an action alleging a breach of this Agreement or the Severance Agreement.

14.    Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Code Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement (including each installment payment) shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this paragraph; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

15.    Remedies. Nothing in this Agreement shall be construed to limit any damages or remedies, including injunctive relief, to which such party may be entitled under applicable law based upon a breach of this Agreement or the Severance Agreement.

16.    Entire Agreement. The Severance Agreement, this Agreement, and the Equity Agreements and Plans collectively constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous oral and written agreements, understandings, and representations, if any; provided that notwithstanding the foregoing, and unless expressly provided for in this Agreement, no such agreements or plans in any way supersede or limit any confidentiality, non-competition, non-solicitation, assignment, or restrictive covenant agreement, if any, that you have with, owe to, has been assigned to, and/or inures to the benefit of the Company. There have been no representations or warranties made by any party other than the representations and warranties contained herein and therein.

17.    Amendment. This Agreement may be amended, changed, or modified only upon a written agreement executed by both parties. No waiver of any provision of this Agreement will be valid unless in writing and signed by the party against whom such waiver is charged.

18.    Final Agreement. The parties have made such investigation of the facts pertaining to this Agreement, and of all the matters pertaining thereto, as they deem necessary. This Agreement is intended to be and is final and binding, regardless of any claims of misrepresentation, concealment of fact, or mistake of law or fact.

19.    Severability. If any term or provision of this Agreement is to any extent held invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall not be affected thereby, and each of the terms and provisions of the Agreement shall be valid and enforced to the fullest extent permitted by law.

20.    Governing Law. This Agreement shall be interpreted under the laws of Maryland without regard to conflict of laws provisions. You hereby irrevocably submit to and recognize the jurisdiction of Maryland’s state courts or if, appropriate, a federal court located in that state (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or any subject addressed in this Agreement.

21.    Acknowledgement of Understanding and Revocation Rights. You acknowledge that each of the General Release Agreements that was previously proposed to you included as Exhibit 1 certain disclosure information pursuant to the Older Workers Benefit Protection Act, entitled Disclosure of Information Related to Severance Benefits (the “Disclosure”). Such Disclosure is equally applicable to this Agreement. You further acknowledge that in the General Release Agreement that was proposed to you on April 19, 2024, you were given forty-five (45) days to consider such Agreement. The forty-five (45) day period from the date of the offer of such General Release Agreement was to expire on June 3, 2024. You further agree that neither the offer of any subsequently proposed General Release Agreement nor the offer of this Agreement restarts the running of a new consideration period and therefore the deadline for you to sign this Agreement is June 3, 2024. DiamondRock hereby advises you to consult with an attorney of your choice before signing this Agreement. You further acknowledge that DiamondRock is being induced to provide you payments, benefits, and other consideration under this Agreement by your promises, including the general release in Section 4 above. If you choose to accept the terms and conditions of this Agreement, you must sign and return the Agreement to Robert M. Hale of Goodwin Procter LLP in hard copy or by PDF to rhale@goodwinlaw.com on or before June 3, 2024. You understand that you have the right to revoke this Agreement after signing it by sending written notice of revocation to Mr. Hale at the address above, no later than seven (7) calendar days after you sign this Agreement. You acknowledge that this Agreement shall not be effective or enforceable until the 7‑day revocation period expires. This Agreement shall become effective on the first business day after the expiration of such 7-day revocation period (the “Effective Date”). The offer of severance pay, benefits, and other consideration set forth in this Agreement will expire on June 3, 2024, if this Agreement is not accepted and returned by you on or before that date.

22.    Knowing and Voluntary Release. You agree that you are signing this Agreement voluntarily and of your own free will and not because of any threats or duress. You fully understand the meaning and intent of this Agreement, and have had an opportunity to discuss fully and review the terms of this Agreement with an attorney of your choice. You agree that you have carefully read this Agreement and understand its contents, freely and voluntarily assent to all terms and conditions contained in this Agreement, sign your name of your own free will, and intend to be legally bound by this Agreement’s terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated below. You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

Agreed to by Employee:

/s/ Mark Brugger ______________ May 21, 2024_________
Mark Brugger Date

Agreed to by DiamondRock:

By: _/s/ William W. McCarten ________ May 20, 2024___________
William W. McCarten Date
Chairman of the Board of Directors

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